Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

IMAX CORPORATION
(Exact name of Registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	98-0140269 (I.R.S. Employer Identification Number)
2525 Speakman Drive
Mississauga, Ontario L5K 1B1
Canada
(905) 403-6500
(Address and telephone number of Registrant’s principal executive offices)
IMAX CORPORATION AMENDED & RESTATED STOCK OPTION PLAN
(Full title of the plans)
IMAX U.S.A. Inc.
110 E. 59th Street, Suite 2100
New York, NY 10022
(212) 821-0100
(Name, address and telephone number of agent for service)
Copies to:
Doreen E. Lilienfeld, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
(212) 848-7171
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Securities to Be	Amount to Be	Proposed Maximum	Proposed Maximum	Amount of
Registered	Registered	Offering Price Per Security	Aggregate Offering Price	Registration Fee
Common Shares of IMAX Corporation (no par value) (1)	5,444,180	U.S. $13.51 (2)	$73,550,871.80	$5,244.18

(1)	Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional Common Shares of IMAX Corporation, no par value (“Common Shares”) that become deliverable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding Common Shares to be offered or sold pursuant to the plan.

(2)	Estimated solely for the purpose of calculating the registration fee. Such estimate is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices ($13.92 and $13.10, respectively) of the Common Shares quoted on The NASDAQ Stock Market LLC on March 5, 2010.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E
TO FORM S-8
     This Registration Statement relates to the registration of additional Common Shares under the IMAX Corporation Stock Option Plan (the “Plan”). In accordance with General Instruction E to Form S-8, the contents of the previous Registration Statement on Form S-8, Commission File No. 333-155262, filed by IMAX Corporation (“IMAX”) on November 10, 2008, with the Securities and Exchange Commission relating to the Plan is incorporated herein by reference and made part of this Registration Statement, except as amended hereby.
Explanatory Statement
     The Common Shares, covered by this Registration Statement may be offered and sold under the Plan to eligible directors, officers, key employees and consultants of IMAX. On June 18, 2008, IMAX’s shareholders approved amendments to the Plan that, among other things, provided that the maximum number of Common Shares which may be issued upon the exercise of options granted under the Plan is to be 20% of the issued and outstanding Common Shares.
     This Registration Statement covers the registration of an additional 5,444,180 Shares under the Plan, which may be issued from time to time.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.	Interests of Named Experts and Counsel.
     Not applicable.

Item 8.	Exhibits.
     See Exhibit Index.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 11, 2010.

IMAX CORPORATION
By:	/s/ Richard L. Gelfond
	Name:	Richard L. Gelfond
	Title:	Chief Executive Officer

POWER OF ATTORNEY
     Each of the undersigned whose signatures appears below hereby constitutes and appoints Richard L. Gelfond and Robert D. Lister, either of whom may act individually, as his or her lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on March 11, 2010.

Signature	Title

/s/ Bradley J. Wechsler Name: Bradley J. Wechsler	Chairman of the Board,
/s/ Richard L. Gelfond Name: Richard L. Gelfond	Chief Executive Officer and Director (Principal Executive Officer)
/s/ Garth M. Girvan Name: Garth M. Girvan	Director
/s/ David Leebron Name: David Leebron	Director
/s/ Marc A. Utay Name: Marc A. Utay	Director
/s/ Joseph Sparacio Name: Joseph Sparacio	Chief Financial Officer (Principal Financial Officer)
/s/ Jeffrey Vance Name: Jeffrey Vance	Controller (Principal Accounting Officer)

AUTHORIZED REPRESENTATIVE
     Pursuant to the requirements of Section 6(a) of the Securities Act, this Registration Statement has been signed on behalf of the Registrant by the undersigned, solely in their capacity as the duly authorized representatives of IMAX Corporation in the United States, in the City of New York, State of New York, on March 11, 2010.

IMAX U.S.A. INC.
By:	/s/ G. Mary Ruby
	Name:	G. Mary Ruby
	Title:	President

By:	/s/ Robert D. Lister
	Name:	Robert D. Lister
	Title:	Vice President

EXHIBIT INDEX

Exhibit No.	Description of Document

4.1	Articles of Amendment of IMAX Corporation (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 File No. 333-157300).
4.2	By-Law No. 1 of IMAX Corporation enacted on June 3, 2004 (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-K for the year ended December 31, 2009 File No. 000-24216).
4.3	Stock Option Plan of IMAX Corporation, dated June 18, 2008 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-Q for the quarter ended June 30, 2008 File No. 000-24216).
*5.1	Opinion of McCarthy Tétrault LLP, counsel to the Registrant, as to the validity and legality of the securities being registered.
*23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
*23.2	Consent of McCarthy Tétrault LLP.
*24	Powers of Attorney (included on signature page).

*	Filed herewith.